EXHIBIT 10.3

FORM OF

MANAGEMENT CHANGE IN CONTROL AGREEMENT

THIS MANAGEMENT CHANGE IN CONTROL AGREEMENT (the “Agreement”) is effective as of January 1, 2008, by and between EVOLVING SYSTEMS, INC., a Delaware corporation (the “Company”) and                                       (“Executive”).

WHEREAS, Executive is an executive officer of the Company and is performing duties in such capacity as may be appropriately designated by the Board of Directors from time to time; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that Executive’s desire to continue to provide such services may be adversely affected in the event of a Change in Control of the Company, as defined herein, or the possibility of such event happening, because of the uncertainties inherent in such a situation; and

WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to retain the services of Executive in the event of a threat or occurrence of a Change in Control and, accordingly, the Board caused the Company to enter into a Management Change in Control Agreement with Executive (the “Current Agreement”).

WHEREAS, the Board desires to amend and restate the Current Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the April 10, 2007, final regulations thereunder (collectively “Section 409A”) and to make other changes set forth below.  This Agreement, which amends, restates, and supersedes the Current Agreement, is intended to comply with the requirements of Section 409A.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL TERMS AND CONDITIONS DESCRIBED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.                                      CHANGE IN CONTROL.  Subject to the terms and conditions described in this Agreement, in the event that Executive’s employment with the Company is terminated, as defined in Section 2 below (a “Qualified Termination”), the Company shall pay to Executive the compensation described in Section 4 below, provide the benefits described in Section 5 below and accelerate the vesting of stock options, restricted stock and other equity awards as described in Section 6 below (collectively referred to as the “Severance Benefits”).  As used in this Agreement, the term “Change in Control” means:

(a)                                  CHANGE IN OWNERSHIP.  The date any person or group acquires ownership of stock of the Company that, together with stock held by the person or group, constitutes more than 50 percent (50%) of the total fair market value or total voting power of stock of the Company, or any other change in ownership described in Treas. Reg. Section 1.409A-3(i)(5)(v);

(b)                                 CHANGE IN EFFECTIVE CONTROL.  The date of a change in the effective control of the Company under either (i) or (ii) below:

(i)             the date any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or group) ownership of stock of the Company possessing 30 percent (30%) or more of the total voting power of the stock of the Company; or

(ii)          the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

or any other change in effective control described in Treas. Reg. Section 1.409A-3(i)(5)(vi);

(c)                                  CHANGE IN OWNERSHIP OF A SUBSTANTIAL PORTION OF THE COMPANY’S ASSETS.  The date any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or group) assets from the Company that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all assets of the Company immediately prior to the acquisition.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, or any other change in ownership described in Treas. Reg. Section 1.409A-3(i)(5)(vii); or

(d)                                 OTHER CHANGE IN CONTROL EVENT.  The date of any other change in control event described in Treas. Reg. Section 1.409A-3(i)(5) or other applicable guidance under Section 409A(a)(2)(A)(v) of the Code.

The determination of whether a Change in Control has occurred and the date consummated shall be made by the Board, in good faith, consistent with the requirements of Section 409A.

2.                                      QUALIFIED TERMINATION.  For purposes of this Agreement, Executive’s termination of employment with the Company shall be considered a Qualified Termination if any of the following occurs:

(a)                                  Termination of Executive’s employment by the Company for any reason, other than for Cause or Disability, as described in Section 3 below, or death (collectively “Cause”), as a result of the influence of a person or entity seeking to cause a Change in Control.  For purposes of this Agreement, it shall be presumed, without limitation, that a Qualified Termination occurred as a result of such influence if any of the following occurs:

(i)                         Executive’s employment is terminated by the Company for any reason, other than for Cause, within one-hundred eighty (180) days after meetings, conversations or other discussions by officers or directors of the Company and personnel of another entity to effect a Change in Control, provided that  (a) the Company and such other entity have executed a written letter of intent or other memorandum of understanding (collectively, the “LOI”) as a result of such meetings, documenting their intent to pursue a Change in Control and containing, at a minimum, high level terms and conditions for the proposed Change in Control and (b) the LOI has not expired or been terminated at the time Executive’s employment is terminated.  The one hundred eighty (180) day period described above shall be calculated from the effective date of the LOI; or

(ii)                      Executive’s employment is terminated by the Company for any reason,  other than for Cause, within one hundred eighty (180) days prior to any actual Change in Control (such time period being hereinafter referred to as “Anticipation of a Change in Control”);

(b)                                 Termination of Executive’s employment by the Company for any reason, other than for Cause, within [eighteen (18) (Moseley and Cochran) / twenty-four (24)] months (Dupper and Ervine) following a Change in Control;

(c)                                  Resignation by Executive following a change in a material condition of Executive’s employment within eighteen (18) (Moseley and Cochran) / twenty-four (24) (Dupper and Ervine)] months following a Change in Control.  For purposes of this Agreement, Executive’s separation from service must occur within [eighteen (18) (Moseley and Cochran) / twenty-four (24) (Dupper and Ervine)] months following the initial existence of one or more of the following conditions arising without Executive’s consent (“Change in a Material Condition”):

(i)                         A material diminution (5% or more) in Executive’s base salary and annual incentive compensation target, excluding commission targets.

(ii)                      A material diminution in Executive’s authority, duties, or responsibilities (including reporting responsibilities) or work conditions which, in Executive’s reasonable judgment, represents a material adverse change from Executive’s authority, duties or responsibilities.

(iii)                   A material diminution in the budget over which Executive retains authority.

(iv)                  A material change (more than twenty-five (25) miles) in the geographic location at which Executive must perform his or her services for the

Company, except for reasonably required travel on Company business that is not materially greater than such travel requirements prior to the change.

(v)                     Any other action or inaction that constitutes a material breach by the Company or a successor entity of this Agreement.

Each of the conditions set forth in subparagraphs (i) through (v) hereof, shall be interpreted consistent with the requirements for an involuntary separation from service under Treas. Reg. Section 1.409A-1(n) and other applicable guidance. Executive shall be required to provide notice to the Company of the existence of the condition described in this Section 2(c) within 90 days of the initial existence of the condition.  Upon receipt of such notice, the Company shall have 30 days during which it may remedy the condition and not be required to pay the Severance Benefits.

(d)                                 Resignation by Executive following a Change in a Material Condition of Executive’s employment within 180 days prior to a Change in Control, in Anticipation of a Change in Control, consistent with the conditions and requirements set forth in Section 2(c).

3.                                      TERMINATION FOR CAUSE, DISABILITY, OR DEATH.  The Company shall not be required to pay Severance Benefits to Executive in the event Executive’s employment with the Company is terminated for cause, evidenced by a resolution adopted in good faith by two-thirds of the Board, Disability or death; provided, however, that if a Qualified Termination occurs, and Executive subsequently dies or is disabled during the Severance Period, payments described in this Agreement shall continue to be paid to Executive’s estate (in the case of death) or to Executive or Executive’s guardian (as applicable in the case of Disability).  For purposes of this Agreement, cause shall be limited to mean the following:

(a)                                  Willful misfeasance or nonfeasance by Executive that materially injures the reputation, business or business relationships of the Company or any of its officers, directors or Executives and such action or failure is not remedied or reasonable steps to effect such remedy are not commenced within thirty (30) days following receipt of written notice;

(b)                                 Any act involving moral turpitude or a crime other than a vehicle offense (other than vehicular manslaughter) which could reflect in some material fashion unfavorably upon the business or business relationships of the Company or any of its officers, directors or Executives; or

(c)                                  Willful or prolonged absence from work by Executive, other than by reason of Disability.

Disability shall mean a physical or mental infirmity which impairs Executive’s ability to substantially perform Executive’s duties with the Company for a period of one hundred eighty (180) consecutive days, provided that Executive has not returned to Executive’s full-time employment prior to the Qualified Termination date.

4.                                      COMPENSATION PAYABLE UPON QUALIFIED TERMINATION.

(a)                                  SEVERANCE COMPENSATION.  Upon the occurrence of a Qualified Termination, the Company shall pay to Executive the following amount (“Severance Compensation”):

(i)                         For a Qualified Termination determined under Section 2(a)(i), Section 2(b) or Section 2(c), the Company shall pay to Executive all amounts earned or accrued through the Qualified Termination date, including, without limitation (i) base salary, (ii) a prorated portion of any earned incentive compensation, (iii) compensation for unused paid time off, and (iv) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the period ending on the Qualified Termination date.  The Company shall also pay to Executive an amount equal to:  (A) Executive’s annual base salary, plus (B) [One Hundred Fifty Percent (150%) (Moseley & Cochran); Two Hundred Percent (200%) (Dupper & Ervine)] of Executive’s annual incentive compensation target (excluding commission targets) determined at the time of the Qualified Termination as the greater of:  (X) the target amount for the calendar year of the Qualified Termination, or (Y) the target amount for the immediately preceding calendar year prior to the Qualified Termination.

(ii)                      For a Qualified Termination determined under Section 2(a)(ii) or Section 2(d), the Company shall pay to Executive pursuant to this Agreement, an amount equal to:  (A) Executive’s annual base salary (reduced by an amount equal to the number of months of salary continuation initially payable for severance under Executive’s Annual Compensation Plan, if any), plus (B) [One Hundred Fifty Percent (150%) (Moseley & Cochran); Two Hundred Percent (200%) (Dupper & Ervine)] of Executive’s annual incentive compensation target (excluding commission targets) determined at the time of the Qualified Termination as the greater of:  (X) the target amount for the calendar year of Executive’s actual separation from service with the Company, or (Y) the target amount for the immediately preceding calendar year prior to Executive’s separation from service with the Company.

(b)                                 TIME AND FORM OF PAYMENT.  The Severance Compensation shall be paid in substantially equal pay period installments over [an eighteen (18) (Moseley & Cochran)] [a twenty-four (24) (Dupper & Ervine)] month period (the “Severance Period”).  Each Severance Compensation installment payment shall constitute a separate payment for purposes of Section 409A.  Each Severance Compensation installment payment shall be paid in accordance with the payroll payment schedule of the Company in effect on the Qualified Termination date.  Payments shall commence on the payroll payment date for the first pay period commencing immediately following the Qualified Termination date.

(c)                                  NO MITIGATION OR OFFSET.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

(d)                                 DELAY IN PAYMENT.  Notwithstanding anything contained in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” with the Company to be a “specified employee,” any nonqualified deferred compensation to which Executive is entitled under the Agreement in connection with such separation from service shall not be paid or commence payment until the date which is the first business day following the six (6) month period after Executive’s separation from service (or if earlier, Executive’s death).  Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to Executive under Section 409A.  Any compensation which would have otherwise been paid during the delay period in the absence of this Section 4(d) shall be paid to Executive or his beneficiary in a lump sum payment on the first business day following the expiration of the delay period.

(e)                                  KEY DEFINITIONS.  For purposes of this Agreement, the terms “separation from service” and “specified employee” shall have the meanings ascribed to such terms within Section 409A and applicable guidance.

5.                                      BENEFITS PAYABLE UPON QUALIFIED TERMINATION.  Upon the occurrence of a Qualified Termination, the Company shall provide the following benefits to Executive:

(a)                                  CONTINUED MEDICAL BENEFITS.  During the Severance Period, the Company shall provide Executive and his family the same level of health (i.e., medical, dental and vision) coverage and benefits as in effect for Executive immediately prior to the Qualified Termination date until the earliest of (i) [eighteen (18) (Moseley & Cochran)] [twenty four (24) (Dupper & Ervine)] months or (ii) the date or dates that Executive’s continued participation in the Company’s medical plan is not possible under the terms of the plan (the earliest of (i) and (ii) is referred to herein as the “Benefits Date”).  Executive shall be responsible for contributing toward the premium the same amount as Executive was contributing immediately prior to the Qualified Termination (or separation from service, if applicable).  The Company shall pay the remaining amount of the premiums during the Severance Period.  If the Company’s medical insurance plan does not allow Executive’s continued participation in the plan, then the Company will pay to Executive, in monthly installments, from the date on which Executive’s participation in the medical insurance is prohibited until the date that is [eighteen (18) (Moseley & Cochran)] [twenty four (24) (Dupper & Ervine)] months after the Qualified Termination date, an amount equal to: the monthly premium or premiums for COBRA coverage with respect to Executive for the discontinued medical insurance, less, the monthly premium or premiums Executive was contributing at the time of the Qualified Termination (or separation from service, if applicable).  Notwithstanding the foregoing, the benefits described herein shall be terminated if Executive subsequently joins or becomes employed by another organization which provides Executive and his or her family with medical benefits comparable to those provided by the Company under this paragraph.

(b)                                 DISABILITY AND LIFE INSURANCE.  In lieu of providing continued disability and  life insurance coverage in the same amount as was being provided to Executive at the time of the Qualified Termination (or separation from service, if applicable), the Company shall pay Executive, in monthly installments, commencing on the calendar month immediately following the Qualified Termination Date until the date that is [eighteen (18) (Moseley & Cochran)] [twenty four (24) (Dupper & Ervine)] months after the Qualified Termination, an amount equal to the monthly premium or premiums for disability and life insurance coverage of Executive paid by the Company immediately prior to the Qualified Termination (or separation from service, if applicable).

(c)                                  TAX ADVICE.  The Company shall provide Executive with tax advice services, in an amount not to exceed $7,500, with a mutually acceptable accounting and/or legal services organization for the duration of the Severance Period, provided that the tax services provided hereunder shall not extend beyond the last day of the second calendar year following the calendar year in which Executive separates from service with the Company.

In accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv), the right to reimbursement or in-kind benefits under this Section 5 shall not be subject to liquidation or exchange for another benefit.

6.                                      ACCELERATION OF VESTING OF EQUITY AWARDS.  Immediately upon the occurrence of a Change in Control, fifty percent (50%) of Executive’s unvested options, stock appreciation rights, shares of restricted stock and any other unvested equity awards, if any, shall vest.  In the event of a Qualified Termination, all of Executive’s unvested options, stock appreciation rights, shares of restricted stock and any other unvested equity awards shall vest.  The remaining provisions of Executive’s option, stock appreciation rights, restricted stock and other equity awards, as governed by the applicable stock or equity incentive plan of the Company, shall continue in full force and effect, provided, however, that vested options and stock appreciation rights shall lapse if not exercised by midnight on the last day of the Severance Period, or earlier in accordance with the expiration of the term of the option or stock appreciation right.  In the event of a Qualified Termination in Anticipation of a Change in Control, the Company will pay to Executive an amount equal to the difference between the strike price for Executive’s unvested options that were forfeited to the Company at the time Executive’s employment terminated and the price determined for the Company’s stock on the date of the actual Change in Control.

In the event of a Qualified Termination following a Change in Control where the Company’s stock is not publicly traded, the Company shall, upon written request of Executive within three (3) months of the Qualified Termination, repurchase all of the vested shares then held by Executive at a purchase price equal to the fair market value of the shares at the time of the repurchase.

7.                                      NON-COMPETITION.  Executive acknowledges that he or she has gained and will gain extensive and valuable experiences and knowledge in the business conducted by the Company and has had and will have extensive contacts with customers of the Company.  Accordingly, in exchange for the Severance Benefits provided under this Agreement, Executive covenants and agrees with the Company that in the event of a Qualified Termination he or she shall not compete directly or indirectly with the Company during the Severance Period and shall not during such period make public statements in derogation of the Company.

Competing directly or indirectly with the Company shall mean engaging or having a material interest, directly or indirectly, as owner, Executive, officer, director, partner, venturer, stockholder, capital investor, consultant, agent, principal, advisor or otherwise, either alone or in association with others, in the operation of any entity which (a) provides operational support systems (OSS) software solutions or services; network management or monitoring; number inventory; service assurance; service quality management or provisioning for telecommunications carriers similar to those provided by the Company and/or (b) is engaged in such other businesses as the Company is actively engaged in at the time of Executive’s termination of employment.  Competing directly or indirectly with the Company, as used in this Agreement, shall not include having an ownership interest as an inactive investor, which for purposes of this Agreement shall mean the beneficial ownership of less than five percent (5%) of the outstanding shares of any series or class of securities of any competitor of the Company, which shares are publicly traded in the securities markets.  This Section 7 shall no longer apply if the Company has obligations to provide Severance Benefits and the Company is not paying or providing such benefits after twenty (20) days notice by Executive to the Company.  Executive agrees that any violation of this Section 7 by Executive which is not cured after twenty (20) days notice from the Company shall result in termination of the Company’s obligations to provide Severance Benefits hereunder.

8.                                      NON-SOLICITATION.  Executive acknowledges that he or she has had and will have extensive contacts with employees and customers of the Company.  Accordingly, in exchange for the Severance Benefits provided for hereunder, Executive covenants and agrees that in the event of a Qualified Termination he or she will not, during the Severance Period, (i) solicit, raid, entice or induce any employee of the Company to leave the employ of Company; (ii) interfere with the relationship of the Company with any such employees, including, but not limited to, hiring such employee; or (iii) personally target or solicit customers of the Company to purchase products or services in competition with the Company’s products or services or to terminate a relationship with the Company.  This Section 8 shall no longer apply if the Company has obligations to provide Severance Benefits and the Company is not paying or providing such benefits after twenty (20) days notice by Executive to the Company.  Executive agrees that any violation of this Section 8 by Executive which is not cured after five (5) days notice from the Company shall result in termination of the Company’s obligations to provide Severance Benefits hereunder.

9.                                      CONFIDENTIALITY.  Executive acknowledges that he or she has had and will have access to certain information related to the business, operations, future plans and customers of the Company, the disclosure or use of which could cause the Company substantial losses and damages. Accordingly, Executive acknowledges and affirms the terms and conditions of the Proprietary Information Agreement signed by Executive, a copy of which is attached hereto as Exhibit A.

10.                               EXECUTION OF RELEASE/COOPERATION/EXECUTIVE AVAILABLE FOR TRANSITION ASSISTANCE.  Notwithstanding anything to the contrary contained herein, payment of the amounts specified in this Agreement is conditional upon Executive (a) executing a release provided by the Company releasing all claims against the Company arising out of Executive’s employment or termination of employment; (b) reasonably cooperating with the Company in connection with any Change in Control or proposed Change in Control and all matters relating to Executive’s employment with the Company; and (c) assisting the Company as reasonably requested in transitioning Executive’s responsibilities to Executive’s replacement as well as Executive making himself available to answer questions and provide transition assistance to Company during the Severance Period. Following Executive’s termination of employment, such assistance shall be provided at mutually acceptable times, and in reasonable amounts, taking into account other commitments that Executive may have.  Executive agrees to use best efforts to minimize any conflicts with other commitments to facilitate this assistance. Company agrees to reimburse Executive for reasonable out of pocket, pre-approved expenses incurred in providing such assistance.

11.                               RIGHT TO INJUNCTIVE RELIEF.  Executive agrees and acknowledges that a violation of the covenants contained in Sections 7, 8 and 9 of this Agreement will cause irreparable damage to the Company, and that it is and will be impossible to estimate or determine the damage that will be suffered by the Company in the event of breach by Executive of any such covenant.  Therefore, Executive further agrees that, in the event of any violation or threatened violation of such covenants, the Company shall be entitled as a matter of course to an injunction out of any court of competent jurisdiction restraining such violation or threatened violation by Executive, such right to an injunction to be cumulative and in addition to whatever other remedies the Company may have.

12.                               PARTIAL INVALIDITY/SEVERABILITY/NO AMENDMENT OF EXISTING AGREEMENTS. Executive acknowledges that the periods of time and geographic area of restriction imposed by Section 7 and Section 8 are fair and reasonable and are reasonably required for the protection of the Company.  If any part of parts of Section 7 or Section 8 shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portion or portions were not a part hereof.  If any of the provisions of Section 7 or Section 8 relating to the scope of restrictions, periods of time or geographic area of restriction shall be deemed to exceed the scope of restrictions, maximum periods of time or area which a court of competent jurisdiction would deem enforceable, the scope of restrictions, time and area shall, for purposes of Section 7 and Section 8, be deemed to be the maximum scope, time periods and area which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.  If any other paragraph or subparagraph of this Agreement shall be unenforceable under any applicable law, the remainder of this Agreement shall remain in full force and effect. Except as specifically provided herein, nothing in this Agreement is intended to modify any existing agreements between the Company and Executive with regard to the matters in Sections 7, 8 or 9.

13.                               EMPLOYMENT AT WILL/RELEASES/OTHER BENEFIT POLICIES.  The provisions of this Agreement shall govern the parties’ relationship only in the event of a Change in Control, or an event in Anticipation of a Change in Control, as defined herein. Nothing in this Agreement shall alter Executive’s status as an “at will” employee of the Company.  The Company may condition the payment to Executive of the severance amounts described in this Agreement upon Executive’s delivery of a reasonable form of release in favor of the Company containing customary terms and conditions for the release of employment related claims.  The severance pay and benefits provided for in this Agreement shall be in lieu of any other severance or termination pay to which Executive may be entitled under any Company severance or termination plan, program, practice or arrangement.

14.                               EXCISE TAX PAYMENTS.

(a)                                  In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code to Executive or for Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a Change in Control (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by the Company.  The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Executive within fifteen (15) days of the Qualified Termination date, if applicable. If requested by Executive, the Company shall furnish Executive, at the Company’s expense, calculations or other information reasonably acceptable to Executive from an independent public accounting firm designated by the Company (or an accounting firm of equivalent stature reasonably acceptable to Executive) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this Section 14(b) shall be paid by the Company to Executive within five (5) days of receipt of the Determination.

(c)                                  As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or portion thereof) which should have been paid will not have been paid (an “Underpayment”).

(i)                         An Underpayment shall be deemed to have occurred (1) upon notice (formal or informal) to Executive from any governmental taxing authority that Executive’s tax liability (whether in respect of Executive’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (2) upon a determination by a court, or (3) by reason of determination by the Company (which shall include the position taken by the Company, on its federal income tax return). If an Underpayment occurs, Executive shall promptly notify the Company and the Company shall promptly, but in any event at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to Executive an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return) imposed on the Underpayment.

(ii)                      An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Executive had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when Executive has received from the applicable government taxing authority a refund of taxes or other reduction in Executive’s tax liability by reason of the Excise Payment and upon either (1) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (2) the statute of limitations with respect to Executive’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to Executive, which loan Executive must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, that no loan shall be deemed to have been made and no amount will be payable by Executive to the Company unless, and only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

15.                               GOVERNING LAW.  This Agreement shall be governed by the laws of Colorado. Any litigation regarding this Agreement shall only be brought and heard in the federal or state courts located in the Denver metropolitan area.

16.                               FEES AND EXPENSES.  In the event a party seeks the assistance of counsel or otherwise pursues legal action to enforce the provisions of this Agreement, the prevailing party shall be entitled to reimbursement for reasonable costs of experts, evidence and counsel.

17.                               SURVIVAL.  Terms which by their terms or sense are to survive termination hereof shall so survive.

18.                               SECTION 409A.  The Company and Executive intend that any amounts payable and benefits provided under this Agreement and the exercise of authority or discretion hereunder by the Company or by Executive (i) shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A; or (ii) shall comply with the provisions of Section 409A, in both cases so as not to subject Executive to the payment of additional taxes and interest that may be imposed under Section 409A.  To the extent that any amount payable or benefit provided under this Agreement would trigger the additional tax or interest imposed under Section 409A, the Company and Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company shall not be required to assume any increased economic burden.

19.                               NOTICE.  Notices hereunder shall be in writing and sent to the residence address of Executive last provided to the Company, and to the then current address of the Company. Notices shall be served by personal service or by mail or via telecopier, with a confirmation copy sent via overnight mail. All notices or demands by mail shall be by certified or registered mail, return receipt requested, or by nationally recognized private express courier, and shall be deemed completed upon receipt; notices sent via telecopier shall be deemed completed upon transmission, provided that confirmation of overnight delivery is received.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EVOLVING SYSTEMS, INC.	EXECUTIVE

BY:
TITLE:	SIGNATURE
DATE:	DATE:

EXHIBIT A

PROPRIETARY INFORMATION AGREEMENT